BROOKDALE SENIOR LIVING

Brookdale Reports September 2023 Occupancy

Nashville, Tenn., October 9, 2023 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for September 2023.


Weighted average
3Q 2023 77.6%
2Q 2023 76.5%
1Q 2023 76.3%
4Q 2022 77.1%
Brookdale's Consolidated Occupancy
80%
75%
70%
Sep 2022
Oct
Nov
Dec
Jan 2023
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Average for Month
Month end

	2022				2023								
Occupancy	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep
Wtd. avg.	76.9%	77.2%	77.0%	77.0%	76.6%	76.3%	76.1%	76.2%	76.6%	76.8%	77.1%	77.6%	78.2%
Month end	78.4%	78.2%	78.1%	78.1%	77.6%	77.4%	77.6%	77.6%	78.1%	78.2%	78.5%	79.3%	79.7%

September 2023 Observations:

- September 2023 weighted average occupancy increased 60 basis points sequentially, from 77.6% in August 2023 to 78.2% in September 2023.
- Supported by a 130 basis point increase over 2022, September represented 23 consecutive months of year-over-year weighted average occupancy growth.
- Weighted average occupancy increased sequentially each month within the quarter and the third quarter weighted average occupancy of 77.6% represented 110 basis points of sequential growth compared to the second quarter 2023.

About Brookdale Senior Living

Brookdale Senior Living Inc. is the nation's premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care, connection, and services in an environment that feels like home. The Company's expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, make new friends, and stay connected with loved ones. Brookdale, through its affiliates, operates and manages 672 communities in 41 states as of September 30, 2023, with the ability to serve approximately 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or YouTube at youtube.com/BrookdaleLiving.

Jessica Hazel, VP Investor Relations • 615-564-8104 • email: Jessica.hazel@brookdale.com